                                                                    EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made and entered into effective as of July 17, 2006, by and between Mobility Electronics, Inc., a Delaware corporation ("Employer"), and Jonathan Downer ("Employee").

                                   WITNESSETH:

     WHEREAS, Employer desires to employ Employee as provided herein, and Employee desires to accept such employment; and

     WHEREAS, Employee shall, as an employee of Employer, have access to confidential information with respect to Employer and its affiliates;

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

     2. Duties. Subject to the power of the Board of Directors of Employer (the "Board") to elect and remove officers, Employee shall serve Employer as Senior Vice President, Worldwide Sales and Distribution of Employer, working remotely from the Chicago metropolitan area, and shall perform, faithfully and diligently, the services and functions relating to such position or otherwise reasonably incident to such position as may be designated from time to time by Employer's Chief Executive Officer and/or Board. Employee shall report directly to the Chief Executive Officer of Employer, or his designee. Employee shall devote his full time, attention, energies and business efforts to his duties hereunder and to the promotion of the business and interests of Employer and its affiliates including, without limitation, traveling, as required, to Employer's corporate headquarters and to the various locations of Employer's customers from time to time at Employer's expense pursuant to its Travel and Entertainment Policy.

     3. Term. Unless earlier terminated pursuant to Section 6 below, the term of this Agreement shall continue until December 31, 2008; provided, however, that the term shall automatically renew for a one-year period at the end of the original term and any additional one-year term, unless either party gives written notice to the other party, at least ninety (90) days prior to the end of the applicable term, of such party's termination of this Agreement at the end of the applicable term. As used herein, "Term" shall mean the original term and any additional renewal term(s).

     4. Compensation. As compensation for services rendered under this Agreement during the Term, Employee shall be entitled to receive the compensation as provided in Exhibit A attached hereto. In addition, Employer shall reimburse Employee for all reasonable and necessary out-of-pocket travel and other expenses incurred by Employee in rendering services required under this Agreement on a regular basis upon submission of detailed statements and reasonable documentation, including reimbursement for any pre-approved, out-of-pocket expenses incurred by Employee in establishing an office in the Chicago metropolitan area.

     5. Inventions. Unless otherwise agreed to in writing by both parties, Employee agrees to disclose promptly, completely and in writing to Employer and hereby assigns and agrees to assign and bind Employee's heirs, executors, or administrators to assign to Employer or its designee, its assigns, successors or legal representatives, any and all inventions, processes, diagrams, methods, apparatus, or any improvements (all hereinafter collectively called "Inventions") whatsoever, discovered, conceived, and/or developed, either individually or jointly with others, pursuant to the performance of Employee's duties for Employer, or using or influenced by Employer's time, data, facilities and/or materials, provided the subject matter relates to Employer's business of designing, developing, manufacturing and distributing products and solutions for the mobile electronics industry (the "Employer Business"). Employee's obligations under this Section apply without regard to whether an idea for an Invention or a solution to a problem occurs to Employee on the job, at home, or elsewhere. Employee further agrees that all such Inventions are Employer's exclusive property, whether or not patent applications are filed thereon. It is expressly understood that this Agreement does not apply to any of Employee's patents or patent applications filed or based on inventions made prior to Employee's employment with Employer or to matters (other than matters relating to Employer Business) which are exclusively of personal interest.

     Employee shall assist Employer at any time during or after Employee's employment is terminated, at Employer's expense, in the preparation, execution, and delivery of any disclosures, patent applications or papers within the scope and intent of this Agreement required to obtain patents in this or in other countries and in connection with such other proceedings as may be necessary to enforce Employer's rights in such Inventions against others or to vest title thereto in Employer, its assigns, successors, or legal representatives. If such assistance takes place after Employee's employment ends, Employee shall be paid by Employer at a reasonable rate for any time that Employee actually spends in such work at Employer's request.

     6. Representation. Employee agrees not to use Employer's name in sponsorship or for gain, except pursuant to the performance of Employee's duties for Employer, without prior written approval by the Chief Executive Officer of Employer.

     7. Copyrights. Employee agrees that Employer shall be the copyright proprietor in all copyrightable works of every kind and description created or developed by Employee solely or jointly with others during Employee's employment with Employer which works are created pursuant to the performance of Employee's duties as those duties may be assigned or reassigned from time to time. Employee further agrees, if so requested and at no further expense to Employer, to execute in writing any acknowledgments or assignments of copyright ownership of works within this Agreement as may be necessary for the preservation of the worldwide proprietorship in Employer of such copyrights.

     8. Non-Solicitation and Other Restrictions.

          (a) Non-Solicitation of Employees and Contractors. During the term of Employee's employment with Employer and for a period of twelve (12) months following the cessation of Employee's employment with Employer for any reason whatsoever, Employee shall not either alone or as an agent, employee, partner, representative, affiliate, or in any other capacity on behalf of any person or entity, directly or indirectly, go into business with or hire any employee or contractor of Employer or solicit, induce, or recruit any employee or contractor of Employer to end its relationship with Employer for the purpose of having such employee or contractor engage in services that are the same, similar or related to and directly competitive with the services that such employee or contractor provided for Employer. For the purpose of this Subsection, "employee or contractor of Employer" means (i) anyone performing services for Employer as an employee or contractor at the time of Employee's separation; or (ii) any former employee or contractor of Employer whose relationship with Employer ended less than twelve (12) months before the date of such co-venturing, hiring, solicitation, inducement, or recruitment. Robert Levine is excluded from this subsection.

          (b) Non-Solicitation of Customers. Employee, whether personally or as an agent, employee, partner, representative, affiliate, or in any other capacity on behalf of any person or entity, shall not during Employee's employment or for a period of twelve (12) months following cessation of employment for any reason whatsoever, directly or indirectly solicit, do business with, call upon, handle, deliver products or render services to any active or prospective customer of Employer for the purpose of soliciting or selling such customer the same, or directly competitive products using similar technology or services that are offered by Employer. For purposes of this Subsection, "customer" shall mean the corporate customer itself, the individual representative(s) of the corporate customer, and any affiliated entity of the corporate customer.

          (c) Reasonableness of Restrictions. Employee agrees and acknowledges that, given the relationship between the parties, the restrictions in subsections (a) and (b) above are reasonable and do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of Employer, including but not limited to the protection of Employer's trade secrets, proprietary information and know-how. Employee further agrees and acknowledges that the restrictions in subsections (a) and (b) above will not prevent him/her from obtaining gainful employment in Employee's occupation or field of expertise or cause Employee undue hardship; and that there are numerous other employment and business opportunities available to Employee that are not affected by the foregoing restrictions.

          (d) Confidentiality. Employee recognizes and acknowledges that Employer's trade secrets, proprietary information and know-how are valuable, special and unique assets of Employer's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee agrees to keep confidential, except as Employer may otherwise consent in writing, and not to disclose, or make any use of except for the benefit of Employer, at any time either during or subsequent to Employee's employment, any trade secrets, proprietary information or know-how of Employer, including but not limited to that which relates to Employer or Employer's research, services, development, processes, designs, formulas, test data, purchasing, accounting, customer lists, business plans, marketing plans and strategies, pricing strategies, payroll or personnel data, internal operating procedures, written materials provided to third parties by agreement, implementation techniques of Employer programs, or other subject matter pertaining to any business of Employer or any of its clients, customers, consultants, licensees, or affiliates, that Employee may produce, obtain or otherwise acquire during the course of his employment, except as herein provided (collectively "Confidential

Information"). Employee further agrees not to deliver, reproduce or in any way allow any such Confidential Information to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of Employer. Excluded from this Agreement is information that is already disclosed to third parties by proper means and is in the public domain. Employee agrees that in the event of a dispute involving this Section, Employee shall have the burden of proof by clear and convincing evidence that the disputed Confidential Information has been disclosed to third parties by proper means and is in the public domain. Employee further agrees that Employee will not use or disclose to other employees of Employer confidential information belonging to Employee's former employers.

          (e) Disclosure. For a period of twelve (12) months after cessation of Employee's employment with Employer, Employee shall inform any new employer or business associate, prior to entering into the employment or business relationship, of the existence of this Agreement and shall provide such new employer or business associate with a copy of this Agreement. Employee further agrees and authorizes Employer to notify others, including customers of Employer and Employee's future employers, of Employee's obligations under this Agreement.

          (f) Employer Documents. At the time of Employee's separation or upon demand by Employer (whichever is sooner), Employee shall promptly turn over to Employer all files, documents, business records, lists of customers and potential customers, promotional materials, internal operating reports, employee and potential employee names and addresses, customer strategy information, employment and payroll records, marketing information, manuals, billing reports, pricing information and strategies, management methods and systems, contracts with customers, subcontractors and others, correspondence, resumes of existing and potential employees, customer bids and proposals, books and records, and any other records, documents, writings of any kind whatsoever, and all assets of any kind whatsoever that belong to Employer. Further, Employee shall not copy or record in any manner whatsoever the information contained in the foregoing materials; and Employee shall turn over to Employer any copies or recordings of any kind whatsoever containing information derived directly or indirectly from such materials. To the maximum extent permitted by law, Employer reserves the right to deduct the cost of unreturned or damaged Employer property from Employee's paycheck.

          (g) Construction. The covenants of Employee contained in this Section 8 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the said covenants. Should any provision of Section 8 be held unreasonably broad, any such restriction shall be construed by limiting and reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced.

     9. Termination. This Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events (each, a "Termination Event"):

          (a) The expiration of the Term;

          (b) The death of Employee;

          (c) The Excessive Absence (as hereinafter defined) of Employee;

          (d) Written notice to Employee from Employer of termination for Just Cause (as hereinafter defined);

          (e) Written notice to Employee from Employer of termination for any reason other than subparts (a), (b), (c) or (d) above;

          (f) Written notice to Employer from Employee of termination for any reason other than Constructive Termination (as hereinafter defined); or

          (g) Written notice to Employer from Employee of termination for Constructive Termination.

     In the event of the termination of Employee's employment pursuant to (a) (provided the non-renewal of the Term is not a result of Employer's decision and written notice), (b), (c), (d) or (f), then Employee shall be entitled to only the compensation earned by Employee as of, and payable for the period prior to, the date of such Termination Event. In the event of the termination of Employee's employment pursuant to (a) (provided the non-renewal of the Term is a result of Employer's decision and written notice), (e) or (g) above, upon Employee's execution of a mutually acceptable separation and release agreement, Employer shall pay to Employee a severance payment equal to the salary, cash incentives and bonus earned by Employee during the twelve (12) month period immediately preceding the date of such termination. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 8 above shall survive any termination, for whatever reason, of Employee's employment under this Agreement.

     For purposes of this Section 9 the following terms have the following meanings:

          "Constructive Termination" shall mean: (a) a material reduction in Employee's duties and responsibilities without Employee's consent; (b) if Employee is terminated as the Senior Vice President, Worldwide Sales and Distribution of Employer; (c) any breach by Employer of any of the material terms of, or the failure to perform any material covenant contained in this Agreement and following written notice thereof from Employee to Employer, Employer does not cure such breach or failure within fifteen (15) days thereafter; provided, however, that Employer will not be entitled to cure any such breach or failure more than one time in any consecutive three month period; (d) a required relocation by Employee from the Chicago, Illinois metropolitan area or from such other location where Employee may be permanently domiciled as agreed to and authorized by Employer; or (e) a reduction in Employee's salary without Employee's prior written consent.

          "Excessive Absence" of Employee shall mean his inability, for whatever reason, to perform his duties under this Agreement for a continuous period of 60 days or for 120 days out of a continuous period of 240 days, unless otherwise approved by the Board.

          "Just Cause" shall mean (a) conviction of a felony or commission of any act of fraud, moral turpitude or dishonesty, (b) an intentional, material violation of a statutory or fiduciary duty not corrected within ten (10) days after notice from Employer, (c) any material breach by Employee of any of the terms or conditions of, or the failure to perform any material covenant contained in, this Agreement and Employee does not cure such breach or failure within ten (10) days following notice from Employer; provided, however, that Employee will not be entitled to cure any breach or failure under this subclause (c) more than one time in any consecutive three (3) month period, or (d) the violation by Employee of reasonable instructions or policies established by Employer with respect to the operation of its business and affairs or Employee's failure to carry out the reasonable instructions of the Chief Exeutive Officer or Board and following notice thereof from Employer to Employee, Employee does not cure any such violation or failure within ten (10) days following notice from Employer; provided, however, that Employee will not be entitled to cure any breach or failure under this subclause (d) more than one time in any consecutive three (3) month period.

     10. Change in Control.

          (a) Immediately upon a Change In Control (defined below), all stock options held by Employee shall become immediately and fully vested and exercisable and all restricted stock units and shares of restricted stock issued to Employee under any benefit plan shall become immediately and fully vested and not subject to restriction, and the term of any stock option, at the option of Employee, shall be automatically extended to the maximum term under the applicable stock option agreement (with any such extended stock option that is an incentive stock option being deemed to be changed to a non-qualified stock option).

          (b) A "Change in Control" means the occurrence of one or more of the following events:

               (i) Any person within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act or 1934, as amended (the "Exchange Act"), other than Employer (including its subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 50 percent or more of the combined voting power of Employer's then outstanding common stock or equivalent in voting power of any class or classes of Employer's outstanding securities ordinarily entitled to vote in elections of directors ("voting securities");

               (ii) Shares representing 50 percent or more of the combined voting power of Employer's voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by Employer or its subsidiaries, directors or executive officers);

               (iii) As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board or of any successor to Employer;

               (iv) Following the date hereof, Employer is merged or
                    consolidated with another corporation and as a result of such merger or consolidation less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (1) any party to such merger or consolidation, or (2) any affiliates of any such party; or

               (v) Employer transfers more than 50 percent of its assets, or the last of a series of transfers results in the transfer of more than 50 percent of the assets of Employer, or Employer transfers a business unit and/or business division responsible for more than 35% of Employer's revenue for the twelve-month period preceding the month in which such transfer occurred, in either case, to another entity that is not wholly-owned by Employer. Any determination required above in this subsection (v) shall be made by the Compensation Committee of the Board, as constituted immediately prior to the occurrence of such event.

     11. Remedies. Employee recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions or provisions of this Agreement (either actual or threatened) by Employee, Employer's and its affiliates remedies at law shall be inadequate. Accordingly, Employee agrees that in such event, Employer and its affiliates shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law, in equity or provided herein, and such rights and remedies shall be cumulative.

     12. Acknowledgments. Employee acknowledges and recognizes that the enforcement of any of the provisions set forth in Section 8 above by Employer and its affiliates will not interfere with Employee's ability to pursue a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer and its affiliates.

     13. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by facsimile transmission, courier service, overnight delivery service or by mail, registered or certified, postage prepaid with return receipt requested, as follows:

           If to Employer: Mobility Electronics, Inc.
                           17800 N. Perimeter Drive, Suite 200
                           Scottsdale, Arizona 85255
                           Attn: Brian Roberts
                           Vice President and General Counsel
                           Fax: (480) 477-3725

           with a copy to: Richard F. Dahlson, Esq.
                           Jackson Walker L.L.P.
                           2435 N. Central Expressway, Suite 600
                           Richardson, Texas 75080
                           Fax: (214) 953-6187

           If to Employee: Jonathan Downer
                           5714 Wild Olive Lane
                           Crystal Lake, IL 60012

Notices delivered personally or by facsimile transmission, courier service or overnight delivery shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after the date of mailing.

     14. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written between the parties hereto with respect to the subject matter hereof. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

     15. Governing Law and Venue. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.

     16. Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee, and their respective heirs, personal representatives, successors and assigns. Employer shall have the right to assign this Agreement to any affiliate or to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its stock, or with which Employer merges or consolidates. The rights, duties or benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him. The parties hereto acknowledge and agree that Employer's affiliates are third-party beneficiaries of the covenants and agreements of Employee set forth in Section 8 above.

     17. Estate. If Employee dies prior to the payment of all sums owed, or to be owed, to Employee pursuant to Section 4 above, then such sums, as they become due, shall be paid to Employee's estate.

     18. Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

     19. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

     20. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     21. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

     22. Affiliate. An "affiliate" of any party hereto shall mean any person controlling, controlled by or under common control with such party.

     23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        MOBILITY ELECTRONICS, INC.


                                        By: /s/ Charles R. Mollo
                                            ------------------------------------
                                            Charles R. Mollo,
                                            Chief Executive Officer


                                            /s/ Jonathan Downer
                                            ------------------------------------
                                            Jonathan Downer

                                    EXHIBIT A

1. Annual Salary: Annual Salary will be at the rate of $213,500.00 per year, paid biweekly at the rate of $8,211.54.

2. Bonuses: Employee will be eligible for a commission/MBO plan pursuant to Employer's Executive Bonus Plan, consisting of incentives targeted at $200,000.00 per year. Employee's commission/MBO plan for the remainder of 2006 is outlined in Schedule 1 attached hereto. Employee will also receive a signing bonus of $14,000 on July 31, 2006. Employee will further receive an additional annual bonus in 2007 and 2008 based on a percentage of gross margin if certain sales targets are achieved as outlined in Schedule 2 attached hereto.

3. Benefits: Employee shall be entitled to receive such group benefits as Employer may provide to its other employees at comparable salaries and responsibilities to those of Employee, which shall specifically include twenty-three (23) days of paid time off per calendar year for Employee's first year of employment (pro rated for partial years and earned in accordance with Employer's PTO policies).

4. Restricted Stock Units: Employee shall receive 50,000 restricted stock units pursuant to Employer's 2005 Restricted Stock Unit Program, to be granted effective as of the date hereof and subject to the terms of the Restricted Stock Unit Agreement executed between Employer and Employee as of the date hereof. Employee shall further be eligible for new grants of restricted stock every two years (starting in January 2007) pursuant to Employer's Restricted Stock Unit Program in effect at such time.